Exhibit 4.35

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on June 26, 2018 in Beihai, the People’s Republic of China.

Party A:	Beihai Green Lemon Technology Co., Ltd.
Unified Social Credit Code:	91450500MA5N95341R
Address:	Room A02, 4/F, Building 1, No. 23, Jilin Road, Industrial Park, Beihai

Party B:	Beihai Super Egg E-Commerce Co., Ltd.
Unified Social Credit Code:	91450500MA5N7ECU5J
Address:	Room A05, 3/ F, Building 1, No. 23, Jilin Road, Industrial Park, Beihai

Party A and Party B shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas:

1.

Party A is a wholly foreign-owned enterprise registered in the People’s Republic of China’s (hereinafter “China” or the “PRC”) with necessary resources for providing technical services and commercial consulting services;

2.

Party B is a domestic company registered in China and is approved by competent Chinese government authorities to engage in commercial consulting services, e-commerce information consulting services, network technology information consulting services, technology development, technology consultation, technology services, technology promotion and technology transfer of electronic products, network products and technological products; enterprise information consulting services; economic and trade information consulting services; enterprise management consulting services; financial consulting services; educational information consulting services; data processing services; computer system services(“Business Scope”);.

3.

Party A is willing to, with its advantages in human resources, technology and information, provide Party B with technical and technology support, consulting services and other services on an exclusive basis within the Business Scope by Party A or Party A’s designee(s) during the term of this Agreement, and Party B is willing to accept such exclusive services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, the Parties hereby agree as follows through mutual negotiations:

1.	Services to be Provided by Party A

1.1

Pursuant to the terms and conditions set forth herein, Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with full-range business support and technical and consulting services during the term of this Agreement, which may include all such services as may be determined from time to time by Party A within Party B’s Business Scope, such as but not limited to technical services, network support, business consultations, intellectual property licenses, equipment or office premise leasing, marketing consultancy, system integration, product research and development, and system maintenance.

1.2

Party B agrees to accept the consultations and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not accept any consultation and/or services provided by any third party and shall not establish cooperation relationships with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the services under this Agreement. For the avoidance of doubt, none of the terms of this agreement restricts Party A to provide consultation and/or services to the third parties in any way, and Party A shall provide any consulting and/or services to the third parties without giving notice to Party B or obtaining Party B’s consent.

1.3	Service Mode

1.3.1

Party A and Party B agree that during the term of this Agreement, both Parties may, directly or through their respective affiliates, enter into further technical service agreements or consulting service agreements, which shall specify the specific contents, manner, personnel, and fees for the specific technical services and consulting services to be provided by Party A.

1.3.2

To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both Parties may, directly or through their respective affiliates, enter into intellectual property (including, but not limited to, copyright, software, trademark, patent, patent application, technical secrets, trade secrets and others) license agreements which shall permit Party B to, based on its business needs, use Party A’ or Party A’s designee(s) relevant intellectual property rights in accordance with the specific agreement.

1.3.3

To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both Parties may, directly or through their respective affiliates, enter into equipment or property leases which shall permit Party B to, based on its business needs, use Party A’s relevant equipment or property at any time and from time to time.

1.3.4

For the avoidance of doubt, Party A shall have the absolute discretion to decide whether to provide consultation or services by Party A or its designee(s), whether to provide consultation or services, and the type, content, time, method and frequency of specific consultation or services to be provided. Party A’s failure to provide all consultation or services under Section 1.3.1 to 1.3.3 does not constitute Party A’s breach of contract.

2.	The Calculation and Payment of Service Fees

2.1

Both Parties agree that Party A will provide Party B with the invoice on a quarterly basis based on the workload and commercial value of the technical services provided by Party A to Party B and at the price agreed upon by both parties, and Party B shall pay Party A or Party A’s designee(s) consulting service fees and other fees in the amount and on the date stipulated in the invoice. Party A shall have the right to adjust the service fee rate at any time in accordance with the quantity and content of consulting services it provides to Party B, and the aforesaid adjustment shall become effective upon written notice to Party B.

2.2

With fifteen (15) days following the end of each financial year, Party B shall provide Party A with current-year financial statements and all business records, business contracts and financial information necessary for the issuance of financial statements. If Party A disputes with the financial information provided by Party B, it may appoint an independent accountant with good reputation to audit relevant information and Party B shall cooperate.

3.	Intellectual Property Rights and Confidentiality Clauses

3.1

Party A shall have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, trademarks, software, technical secrets, trade secrets, regardless of whether they have been developed by Party A or Party B. Party A or Party A’s designee(s) permits Party B to use the intellectual property rights and does not grant Party B the ownership of the intellectual property rights, and the intellectual property rights developed by Party B based on Party A’s consultation or services shall be owned by Party A.

3.2

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement constitute confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (i) is or becomes available to the general public (other than through the receiving Party’s unauthorized disclosure); (ii) is required to be disclosed by applicable laws or regulations or rules or regulations of any stock exchange; or (iii) is necessary to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure by such Party itself and such Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.3	The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.	Representation and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a enterprise legally established and validly existing under the laws of China;

4.1.2

Party A’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party A has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party A.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is a company legally established and validly existing under the laws of China and has obtained all government permits and licenses for engaging in the Principal Business.

4.2.2

Party B’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party B.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

5.	Effectiveness and Term

5.1

This Agreement is executed on the date first above written and shall take effect as of such date. Unless terminated early in accordance with the terms of this agreement or a separate agreement signed by the Parties, this agreement shall be valid for 10 years. After the execution of this agreement, the Parties shall review this agreement every three months to decide whether to modify or supplement the terms of this agreement based on the actual situation at the time.

5.2

Before the expiration of this agreement, the period of validity of this agreement can be extended after Party A's written confirmation. In the event Party A chooses to extend the period, the extended period of validity shall be determined by Party A, and Party B shall unconditionally accept the extended period of validity.

6.	Termination

6.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall terminate on the date of expiration.

6.2

During the term of this Agreement, Party B shall not terminate this Agreement before the date of expiration unless Party A has serious negligence or fraudulent conduct towards Party B. However, Party A shall have the right to terminate this Agreement upon giving 30 days’ prior written notice to Party B at any time.

6.3	The rights and obligations of the Parties under Sections 3, 7 and 8 shall survive the termination of this Agreement.

7.	Governing Law and Dispute Resolution

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the dispute resolution hereunder shall be governed by the laws of China.

7.2

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event that the Parties fail to reach an agreement within 30 days after either Party requests to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on both Parties.

7.3

Upon occurrence of any disputes arising from the construction and performance of this Agreement or pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

8.	Indemnification

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses incurred by Party A due to any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A at the request of Party B, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

9.	Notices

9.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail with postage prepaid, commercial courier service or facsimile transmission to the contact address of such Party. Each notice shall be followed by a confirmation copy sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, courier service, registered mail with postage prepaid shall be deemed effectively given on the date of receipt or rejection at the address specified for notices.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).
9.2	Either Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.	Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations hereunder to any third party.

10.2

Party B agrees that Party A may assign its obligations and rights hereunder to any third party and in the case of such assignment, Party A is only required to give written notice to Party B and does not need to seek any consent from Party B.

11.	Severability

In the event that one or several provisions hereof are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Modification and Supplement

Any amendments and supplements to this Agreement shall be in writing. Any amendment agreements and supplementary agreements signed by the Parties with respect to this Agreement shall form an integral part of this Agreement and have the same legal effect as this Agreement.

13.	Language and Counterparts

This Agreement is written in Chinese in two counterparts of equal legal force, with each Party holding one.

[Signature page follows]

(Signature Page to Exclusive Business Cooperation Agreement)

Party A: Beihai Green Lemon Technology Co., Ltd. (seal)

Legal Representative:	/s/YANG Tao

Party B: Beihai Super Egg E-Commerce Co., Ltd. (seal)

Legal Representative:	/s/ YANG Tao